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                                                                     EXHIBIT 4.4


                                  ADAPTEC, INC.

                      4-3/4% Convertible Subordinated Notes

                                    Due 2004

                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of March 12, 1998

                                       to

                                    INDENTURE

                          Dated as of February 3, 1997

                       STATE STREET BANK AND TRUST COMPANY



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        FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture") dated as of March 12, 1998 between Adaptec, Inc., a Delaware corporation ("Adaptec Delaware"), and State Street Bank and Trust Company, a Massachusetts Trust Company (the "Trustee").

                              W I T N E S S E T H:

        WHEREAS, there has previously been executed and delivered to the Trustee an Indenture dated as of February 3, 1997 (the "Indenture"), providing for the issuance of $230,000,000 in aggregate principal amount of 4-3/4% Convertible Subordinated Notes due 2004 (the "Notes") of Adaptec, Inc., a California corporation ("Adaptec California"); and

        WHEREAS, Effective as of the date of this First Supplemental Indenture, Adaptec California has merged with and into Adaptec Delaware (the "Merger"), with Adaptec Delaware as the surviving corporation in the Merger pursuant to an Agreement and Plan of Merger, dated as of February 23, 1998, between Adaptec California and Adaptec Delaware; and

        WHEREAS, pursuant to the Merger each outstanding share of common stock of Adaptec California is converted into one outstanding share of common stock of Adaptec Delaware; and

        WHEREAS, in the case of a merger of Adaptec California with and into any other corporation, Article XI of the Indenture requires that the surviving corporation execute and deliver to the Trustee a supplemental indenture providing for the assumption by the surviving corporation all of the obligations of the Company under the Indenture and the Notes; and

        WHEREAS, Section 10.01 of the Indenture provides that the Company (as defined in the Indenture) and the Trustee may, without the consent of any Noteholders, enter into a supplemental indenture to comply with the terms of
Article XI of the Indenture; and

        WHEREAS, in accordance with Sections 11.1 of the Indenture, the Company (as defined in the Indenture) has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and the First Supplemental Indenture comply with the applicable provisions of the Indenture; and

        WHEREAS, all acts and proceedings required by law, under the Indenture and by the Certificate of Incorporation of Adaptec Delaware to constitute this First Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture have been in all respects duly authorized by Adaptec Delaware; and

        WHEREAS, the foregoing recitals are made as representations of fact by Adaptec Delaware and not by the Trustee;



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        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Adaptec Delaware and the Trustee hereby agree as follows:

        1. For the purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:
(i) the capitalized terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words "herein," "hereof" and "hereby" and other worlds of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

        2. Adaptec Delaware hereby represents that it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        3. Adaptec Delaware hereby represents that upon the effectiveness of the Merger no Event of Default, and no event which after notice or lapse of time or both, would become an Event of Default, has happened or is continuing.

        4. Adaptec Delaware hereby assumes all of the obligations of the Company under the Notes and the Indenture, including the obligation to make due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the due and punctual performance of all of the covenants and conditions to be performed by the Company under the Indenture. From and after the effective time of the Merger, the Notes shall be convertible into shares of common stock of Adaptec Delaware on the same terms and basis (and subject to the same adjustments under the Indenture) as the Notes were convertible into common stock of Adaptec California prior to the effectiveness of the Merger, and on and after the effective time of the Merger references in the



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Indenture to "Common Stock" shall be deemed to be references to common stock of
Adaptec Delaware.

        5. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, including the terms and conditions as set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture, as hereby amended, and without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of Adaptec Delaware and makes no representations as to the validity or sufficiency of this First Supplemental Indenture and shall incur no liability or responsibility in respect of the validity thereof.

        6. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions hereof shall remain in full force and effect.

        7. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated shall be bound hereby.

        8. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

        9. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.



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        IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the day and year first above written.
ATTEST: ADAPTEC, INC. a Delaware Corporation


By:-----------------------------         By:------------------------------------
   Henry P. Massey, Jr.                     Paul Hansen
   Secretary                                Chief Financial Officer


ATTEST: STATE STREET BANK AND TRUST COMPANY, a Massachusetts Trust Company, as Trustee


By:-----------------------------         By:------------------------------------
        Name:                               Name:
        Title:                              Title:



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